Exhibit 99.1

Autonomix Medical, Inc. Completes $8,000,000 Transaction for Exclusive Worldwide Rights to Technology for Cardiology Field Use – Over 100 patents in portfolio

Autonomix now wholly owns development and commercialization rights to its technology in all indications

Re-acquisition broadens Autonomix’s development and strategic opportunities

THE WOODLANDS, TX — January 30, 2024 – Autonomix Medical, Inc. (NASDAQ: AMIX) (“Autonomix” or the “Company”) a medical device company focused on advancing innovative technologies to revolutionize how diseases involving the nervous system are diagnosed and treated, today announced that it has regained exclusive worldwide rights to its technology for cardiology field use from Impulse Medical, Inc.

In December 2021, Autonomix granted Impulse Medical, Inc., a license to its technology for use in the field of cardiology. In July 2023, the Company entered into a termination agreement for the license agreement in exchange for the issuance, upon the closing of its initial public offering, of a warrant to purchase the number of shares of common stock based upon a fixed value of $8 million divided by the price per share in the offering. At the offering price of $5.00, the number of shares underlying the warrant is 1,600,000 shares of common stock at an exercise price of $0.001 per share. The shares underlying the warrant will be subject to a lockup agreement for a period of six months after the closing of this offering with respect to 12.5% of the shares and twelve months after the closing of this offering for the remainder of the shares.

“We have made significant progress over the course of the past year. With the recent closing of our IPO and listing onto Nasdaq as well as the progress we’ve made on the preclinical development front, we continue to build momentum. Regaining the cardiology rights to our innovative technology broadens our development opportunities and provides further optionality related to our development strategy moving forward. Looking ahead, we remain focused on our pancreatic cancer pain development program and are on track to commence our first-in-human clinical study this quarter,” commented Lori Bisson, Chief Executive Officer of Autonomix.

The Company’s catheter-based sensing technology is being developed to do two things: sense neural signals associated with pain or disease and precisely target those nerves for treatment. Autonomix believes this technology is a better alternative to the current approaches commonly used today, where doctors either rely on systemic drugs like opioids that lose effectiveness and have unwanted side effects or treat suspected areas blindly in hopes of hitting the right nerves, an approach that is often inaccurate and can miss the target and even cause collateral damage to surrounding parts of the body.

For more information about the Company’s technology, please visit autonomix.com.

About Autonomix Medical, Inc.

Autonomix is a medical device company focused on advancing innovative technologies to revolutionize how diseases involving the nervous system are diagnosed and treated. The Company’s first-in-class technology platform includes a catheter-based microchip sensing array that has the ability to detect and differentiate neural signals with approximately 3,000 times greater sensitivity than currently available technologies. We believe this will enable, for the first time ever, transvascular diagnosis and treatment of diseases involving the peripheral nervous system virtually anywhere in the body.

1

We are initially developing our technology for pancreatic cancer pain, a condition that can cause debilitating pain and need an effective solution. However, our technology constitutes a platform with the potential to address dozens of indications, including in cardiology, renal denervation and chronic pain management across a wide disease spectrum.

For more information, visit autonomix.com and connect with the Company on X, LinkedIn Instagram and Facebook.

Forward Looking Statements

Some of the statements in this release are “forward-looking statements,” which involve risks and uncertainties. Such forward-looking statements can be identified by the use of words such as ‘’should,‘’ ‘’may,‘’ ‘’intends,‘’ ‘’anticipates,‘’ ‘’believes,‘’ ‘’estimates,‘’ ‘’projects,‘’ ‘’forecasts,‘’ ‘’expects,‘’ ‘’plans,‘’ and ‘’proposes.‘’

Although Autonomix Medical, Inc. (or Autonomix) believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in the final offering statement filed with the U.S. Securities and Exchange Commission (“SEC”) on January 26, 2024. Forward-looking statements speak only as of the date of the document in which they are contained and Autonomix does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor and Media Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

autonomix@jtcir.com

2